EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Reports Third Quarter Results and Declares Quarterly Cash Dividend

NORFOLK, Va., Nov. 6, 2008 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported that it reached a significant milestone with total assets exceeding $1.0 billion at September 30, 2008. This is an increase of 27.4% or $219.3 million from the $800.4 million reported at September 30, 2007 and was reached ahead of the Company's projected timeline for attainment of this goal. Loans reached a record $962.8 million while total deposits grew 35.6% to end the quarter at a record $752.1 million. Based on the Company's strong capital and solid foundation the directors of Commonwealth Bankshares, Inc. declared a quarterly cash dividend in the amount of $0.08 per share on its common stock, payable November 28, 2008, to shareholders of record as of November 17, 2008. This is the fourth quarterly dividend declared in 2008, for a year to date total of $0.32 per share, up 14.3% from the total dividends of $0.28 per share paid in 2007.

Due to continued economic uncertainties management elected to increase its allowance for loan losses by $19.0 million for a total provision of $20.0 million for the third quarter of 2008. This unprecedented action was taken in response to current market conditions and the current economic climate. "Although this is very unusual for Bank of the Commonwealth, many U.S. banks have or will take similar actions during this economic cycle," said Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer. "Asset quality remains a top priority for our company and our underwriting standards have always been very stringent. For these reasons, our historical losses are extremely low, in fact, over the past 37 years Bank of the Commonwealth has only charged off $5.8 million in loans or 0.15% of average loans outstanding. Because we understand that we are seeing unparalleled events in the current economy we believe there are good reasons to take precautionary and extraordinary actions now. Due to the uncertainty in the economy, the slowdown in the housing market, declining real estate values, increased foreclosures, the turbulence in the financial sector and the current regulatory environment we have scrutinized our loan portfolio and we have taken a proactive and conservative action in establishing the additional reserve. Based on past experience we have always been overly conservative in providing a reserve with very little loss being recognized. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. We believe preparing for potential losses is prudent at this time."

As a result, Commonwealth Bankshares' reported a loss of $4.3 million for the nine months ended September 30, 2008, representing a decrease of 151.2% from the earnings of $8.5 million reported for the comparable period in 2007. For the quarter ended September 30, 2008, the Company lost $9.1 million, a decrease of 428.2% or $11.9 million over the earnings reported in the third quarter of 2007. On a per share basis, the diluted loss was $0.63 for the nine months ended September 30, 2008, down from earnings of $1.21 for the same period in 2007. For the quarter ended September 30, 2008, the diluted loss per share was $1.33 compared to earnings of $0.40 for the third quarter in 2007. Excluding the $19.0 million in additional, unprecedented loan loss provisions made in the third quarter of 2008, the Company earned $3.4 million, or $0.49 per diluted share for the quarter and $8.1 million, or $1.17 per diluted share for the nine months ended September 30, 2008.

"While we are not immune to the historic challenges facing the financial markets, we remain a well capitalized and sound Company. The higher level of reserves bolsters the strength of the balance sheet and the capital position of the Bank remains strong," said Woodard. Under Federal Reserve Bank rules, the Bank was considered "well capitalized", the highest category of capitalization defined by the regulators as of September 30, 2008. The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of September 30, 2008 was 12.29% and 10.59%, respectively, well above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution. In addition, Mr. Woodard commented, "We continue to hold an additional $20 million of available cash in our Holding Company that can be invested into the Bank to even further bolster the Bank's capital position. With this additional capital invested in the Bank, the Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of September 30, 2008 would be 14.40% and 12.62%, respectively." Mr. Woodard continued to say, "Our strong capital base gives us the ability to continue to grow and expand our franchise as well as weather these uncertain economic times."

"While our earnings and key performance measures were down in comparison to the same period of the prior year, we believe these are merely a result of current economic conditions and not reflective of our Company's solid foundation," said Woodard. We have been diligent in keeping operating cost down. This is evident by looking at our efficiency ratio, which is well below our peers. The Company's efficiency ratio (tax equivalent basis) was 50.46% and 42.30% for the nine months and three months ended September 30, 2008, respectively, as compared to 51.33% and 52.88% during the comparable period in 2007. We have also increased noninterest income and improved our net interest margin for the third quarter. We are continuing to look at ways to cut overhead cost and increase the share of income from noninterest sources to reduce our traditional dependence on the net interest margin."

Profitability as measured by the Company's return on average assets (ROA) was (0.63%) for the nine months ended September 30, 2008, down from 1.49% for the first nine months of 2007. For the quarter ended September 30, 2008, ROA was (3.66%) compared to 1.40% for the third quarter of 2007. Return on average equity (ROE) was (5.01%) for the nine months ended September 30, 2008 compared to 10.58% for the nine months ended September 30, 2007. For the quarter ended September 30, 2008, ROE was (31.16%) as compared to 10.03% for the quarter ended September 30, 2007. Year to date average assets increased $165.4 million or 21.8% from the nine months ended September 30, 2007 to September 30, 2008. Year to date average shareholders' equity increased $8.6 million or 8.0% as of September 30, 2008 compared to the same period in 2007. Annualized return on assets excluding the effect of the $19.0 million additional provision was 1.35% for the quarter and 1.17% for the nine months ending September 30, 2008. Annualized return on equity excluding the effect of the $19.0 million additional provision was 11.47% for the quarter and 9.37% for the nine months ending September 30, 2008.

Between September 30, 2007 and September 30, 2008, the Company's loan portfolio increased by $213.1 million or 28.4%. Total loans at September 30, 2008 reached a record $962.8 million. Our strong loan demand helped maintain solid sources of interest income given the declining interest rate environment. Interest income on loans, including fees, increased $1.8 million or 4.1% for the nine months ended September 30, 2008. For the quarter ended September 30, 2008, interest income on loans, including fees, increased by 6.7% to $16.6 million.

Interest expense of $21.9 million for the nine months ended September 30, 2008 represented a $1.2 million or 5.9% increase from the comparable period in 2007. For the third quarter of 2008, interest expense was $7.5 million, an increase of $251.7 thousand over the third quarter of 2007. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $197.3 million increase in total deposits as of September 30, 2008 as compared to 2007. Average interest bearing liabilities increased $153.4 million or 25.8% from September 30, 2007 to September 30, 2008, while the overall rate paid on these liabilities decreased 74 basis points as a result of the declining interest rate environment.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.93% during the first nine months of 2008 as compared to 4.65% during the same period in 2007. For the quarter ended September 30, 2008, the net interest margin (tax equivalent basis) improved to 3.95% from the 3.88% reported in the second quarter of 2008. The compression of our margins from prior year can be attributed to the 325 basis point reduction of the Federal Funds rate between September 2007 and September 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products, which lag the decrease in the prime rate, which has an immediate affect on variable loans. In addition, the competitiveness for deposits resulting from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates.

Net charge-offs for the nine months ended September 30, 2008 were $626.5 thousand, or 0.07% of year to date average loans. Non-performing assets at September 30, 2008 were $33.1 million or 3.24% of total assets at September 30, 2008 compared to $5.0 million or 0.62% of total assets at September 30, 2007. Non-performing assets at September 30, 2008 was comprised of $31.3 million in loans, of which 95.2% is comprised of loans secured by real estate. As all non-performing loans are deemed impaired, management has individually reviewed the underlying collateral value (less cost to sell) on each of these loans as part of its analysis of impaired loans. As a result of this comprehensive analysis, a $5.8 million specific reserve for loans losses was established for non-performing loans. Based on current collateral values, we believe the specific reserve is adequate to cover any short falls resulting from the sale of the underlying collateral. Based on current accounting and regulatory guidelines we have provided a reserve based on current market values for these impaired loans however, we plan to work with our customers to get through these unprecedented economic conditions and to minimize any potential credit exposure. Management has taken a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Asset quality remains a top priority for the company and management is closely monitoring these credits and is aggressively working to restore them to performing status. The remaining $1.8 million in non-performing assets is comprised of five (5) OREO residential properties. All of these properties are being actively marketed. Based on current expectations relative to portfolio characteristics and management's comprehensive allowance analysis, management considers the level of the allowance to be adequate as of September 30, 2008.

The Company has not engaged in nor is it exposed to the sub-prime mortgage market. The Company has not held any common or preferred equity securities of the Federal National Mortgage Association (FNMA or "Fannie Mae") or the Federal Home Loan Mortgage Corporation (FHMLC or "Freddie Mac"). As a result the Company has no exposure to these securities.

"While our capital ratios remain substantially above the well capitalized guidelines we, like every other financial institution in the country, are considering the benefits of participation in the recently announced TARP's program," said Mr. Woodard.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nineteen bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

 Commonwealth Bankshares, Inc.
 Selected Financial Information (Unaudited)

 (in thousands,          Three Months Ended       Nine Months Ended
  except per           ----------------------  ----------------------
  share data)           Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                          2008        2007        2008        2007
                       ----------  ----------  ----------  ----------
 Operating Results:
 ------------------
   Interest and
    dividend income    $   16,781  $   15,769  $   47,727  $   45,933
   Interest expense         7,451       7,199      21,884      20,673
                       ----------  ----------  ----------  ----------
   Net interest
    income                  9,330       8,570      25,843      25,260
   Provision for loan
    losses                 20,000         370      21,255       1,085
   Noninterest income       1,284       1,277       3,747       3,774
   Noninterest expense      4,494       5,212      14,947      14,921
                       ----------  ----------  ----------  ----------
   Income (loss)
    before income
    taxes and
    noncontrolling
    interest              (13,880)      4,265      (6,612)     13,028
   Income tax expense
    (benefit)              (4,779)      1,495      (2,260)      4,560
                       ----------  ----------  ----------  ----------
   Income (loss)
    before
    noncontrolling
    interest               (9,101)      2,770      (4,352)      8,468
   Noncontrolling
    interest in
    subsidiaries               11          --          20         (10)
                       ----------  ----------  ----------  ----------
   Net income (loss)   $   (9,090) $    2,770  $   (4,332) $    8,458
                       ==========  ==========  ==========  ==========

 Per Share Data:
 ---------------
   Basic earnings
    (loss)             $    (1.33) $     0.40  $    (0.63) $     1.23
   Diluted earnings
    (loss)             $    (1.33) $     0.40  $    (0.63) $     1.21
   Book value          $    15.53  $    16.09  $    15.53  $    16.09
   Cash dividends      $     0.08  $     0.08  $     0.24  $     0.20
   Basic weighted
    average shares
    outstanding         6,821,315   6,896,580   6,896,956   6,882,892
   Diluted weighted
    average shares
    outstanding         6,836,813   6,952,185   6,920,420   6,966,270
   Shares outstanding
    at period-end       6,829,476   6,891,998   6,829,476   6,891,998

 Period End Balances:
 --------------------
   Assets              $1,019,742  $  800,444  $1,019,742  $  800,444
   Loans*                 962,834     749,753     962,834     749,753
   Investment
    securities              7,187       6,889       7,187       6,889
   Deposits               752,094     554,823     752,094     554,823
   Shareholders'
    equity                106,084     110,916     106,084     110,916

 Average Balances:
 -----------------
   Assets              $  987,082  $  783,288  $  922,799  $  757,422
   Loans*                 922,508     733,638     860,646     709,200
   Investment
    securities              7,483       6,893       7,421       7,316
   Deposits               701,961     542,961     642,665     518,586
   Shareholders'
    equity                116,060     109,549     115,417     106,864

 Financial Ratios:
 -----------------
   Return on average
    assets                  -3.66%       1.40%      -0.63%       1.49%
   Return on average
    shareholders'
    equity                 -31.16%      10.03%      -5.01%      10.58%
   Efficiency Ratio
    (tax equivalent
    basis)                  42.30%      52.88%      50.46%      51.33%
   Period end
    shareholders'
    equity to total
    assets                  10.40%      13.86%      10.40%      13.86%
   Loan loss
    allowance to
    period end loans*        3.12%       1.18%       3.12%       1.18%
   Loan loss allowance
    to non-performing
    assets                  90.84%     177.48%      90.84%     177.48%
   Non-performing
    assets to
    total assets             3.24%       0.62%       3.24%       0.62%
   Net interest
    margin (tax
    equivalent basis)        3.95%       4.54%       3.93%       4.65%
   Bank's Tier 1
    capital to
    average assets          10.59%      13.38%      10.59%      13.38%
   Bank's Tier 1
    capital to risk
    weighted assets         11.01%      13.98%      11.01%      13.98%
   Bank's Total
    capital to risk
    weighted assets         12.29%      15.17%      12.29%      15.17%

   * Net of unearned income.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501